EXHIBIT 15
January 17, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our reports dated May 10, 2005, August 5, 2005, and November 7, 2005, on our review of interim financial information of Ford Motor Credit Company (the “Company”) and its subsidiaries for the three-month periods ended March 31, 2005 and 2004, the three- and six-month periods ended June 30, 2005 and 2004, and the three- and nine-month periods ended September 30, 2005 and 2004, and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, Form 10-Q for the quarter ended June 30, 2005, and Form 10-Q for the quarter ended September 30, 2005, are incorporated by reference in this Registration Statement on Form S-3.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP